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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors to be filed on April 28, 1997 of our report dated February 3, 1997, with respect to the financial statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and schedule as of December 31, 1996 of Security Capital Atlantic Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                              ERNST & YOUNG LLP


Dallas, Texas
April 24, 1997